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                                                                    EXHIBIT 99.3

RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)



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                                                                            TWELVE MONTHS ENDED DECEMBER 31,
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(in thousands of dollars)                              2002             2001              2000              1999            1998
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
EARNINGS:

      Income before taxes                          $  542,819       $  122,281        $  466,433        $  651,428      $  433,827
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      Add: Fixed charges, excluding
               interest on deposits                   169,788          299,872           398,214           356,563         316,075
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      Earnings available for fixed charges,
          excluding interest on deposits              712,607          422,153           864,647         1,007,991         749,902
      Add: Interest on deposits                       389,895          657,892           782,076           639,605         672,433
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      Earnings available for fixed charges,
          including interest on deposits           $1,102,502       $1,080,045        $1,646,723        $1,647,596      $1,422,335
===================================================================================================================================

FIXED CHARGES:
      Interest expense, excluding
          interest on deposits                        157,888          285,445           383,997           344,635         305,838
      Interest factor in net rental expense            11,900           14,427            14,217            11,928          10,237
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      Total fixed charges, excluding
          interest on deposits                        169,788          299,872           398,214           356,563         316,075
      Add: Interest on deposits                       389,895          657,892           782,076           639,605         672,433
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      Total fixed charges, including
          interest on deposits                     $  559,683       $  957,764        $1,180,290        $  996,168      $  988,508
===================================================================================================================================

RATIO OF EARNINGS TO FIXED CHARGES
      Excluding  interest on deposits                    4.20x            1.41x             2.17x             2.83x           2.37x
      Including interest on deposits                     1.97x            1.13x             1.40x             1.65x           1.44x

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